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                                                                EXHIBIT 3.15


                            AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION

                                     OF

                               SKI LIFTS, INC.


          It is hereby certified that Ski Lifts, Inc. (the "Corporation ") existing pursuant to the provisions of the Washington Business Corporation Act, as from time to time amended (the "Act"), hereby is amending and restating its Articles of Incorporation, as previously amended, in their entirety, and further certified as follows:

          The original Articles of Incorporation were filed on August 4, 1937. The exact text of the entire Articles of Incorporation, as amended and restated hereby (the "Certificate"), is set forth in its entirety below:

                                  ARTICLE 1

          The name of the Corporation is Ski Lifts, Inc.

                                  ARTICLE 2

          This Corporation is organized for the following purposes:

          To engage in any business, trade or activity which may be conducted lawfully by a corporation organized under the Act.

                                  ARTICLE 3

          The address of the Corporation's registered office in the State of Washington is 520 Pike Street, Suite 2610, in the City of Seattle, County of King. The name of the Corporation's registered agent at that address is CT Corporation.

                                  ARTICLE 4

          4.1 The total number of shares of capital stock which the Corporation shall have authority to issue is 29,000 shares of capital stock consisting of (i) 1,000 shares of Common Stock, having no par value (the "Common Stock"), and (ii) 28,000 shares of Preferred Stock, having no par value (the "Preferred Stock"). Upon effectiveness of these Amended and Restated Articles of Incorporation, each share of Common Stock heretofore authorized, issued and outstanding shall be reclassified into (A) one (1) share of Common Stock, and
(B) twenty-eight (28) shares of Preferred Stock. Each share of Common Stock heretofore authorized, issued and


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outstanding shall hereafter cease to be authorized, issued and outstanding.  The
Common Stock and the Preferred Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this
Article 4.  The Corporation may issue fractional shares.

          4.2 The relative rights, privileges and restrictions of the shares of Common Stock and Preferred Stock are as follows:

               (a) Dividend Rights. Dividends may be paid in cash or otherwise upon Common Stock and Preferred Stock in the relationship and upon the terms provided for below:

                    (i) Dividends on Common Stock. Dividends on Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available therefor excluding such assets directly attributable to the LLC (as hereafter defined). Dividends declared and paid with respect to shares of Common Stock shall be charged to the amounts legally available for the payment of dividends on Common Stock. Subject to the foregoing, the declaration and payment of dividends on Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.

                    (ii) Dividends on Preferred Stock. Dividends on Preferred Stock may be declared and paid only to the extent of the assets of the Corporation legally available therefor directly attributable to DRE, L.L.C., a Delaware limited liability company (the "LLC"). Dividends on Preferred Stock shall accrue on a daily basis at the rate of 9% per annum of the Liquidation Value (as hereafter defined) thereof. Dividends declared and paid with respect to shares of Preferred Stock shall be charged to the amounts legally available for the payment of dividends on Preferred Stock. Such dividends shall accrue whether or not they have been declared and whether or not there are funds of the Corporation legally available for the payment of dividends. The "Liquidation Value" with respect to each share of Preferred Stock shall equal $125 plus all accumulated and unpaid dividends thereon as of the immediately preceding Dividend Reference Date (as hereafter defined). Subject to the foregoing, the declaration and payment of dividends on Preferred Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.

                    (iii) Dividend Reference Date. To the extent not paid on the last day of each of March, June, September and December beginning March 31, 1997 (each, a "Dividend Reference Date"), all dividends which have accrued on each share of Preferred Stock outstanding during the three month period (or shorter period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share of Preferred Stock until paid.




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                    (iv)    Distribution of Partial Dividend Payments. Except as
otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Preferred Stock, such payment shall be distributed ratably among the holders of the Preferred Stock based upon the number of shares of Preferred Stock held by each such holder and such payment shall be applied to reduce any accumulated dividends with respect to such shares of Preferred Stock in the order of maturity of such dividends.

               (b) Voting Rights. Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the shareholders and shall have one (1) vote for each share of Common Stock held by him of record. The holders of record of shares of Preferred Stock shall not have any voting power whatsoever.

               (c) Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary,
(i) the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation excluding such assets directly attributable to the LLC and (ii) the holders of Preferred Stock shall be entitled, after payment or provision for payment of the debts and liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation directly attributable to the LLC up to an amount not to exceed the Liquidation Value of each share of Preferred Stock plus accrued and unpaid dividends thereon. Neither the consolidation or merger of the Corporation into or with any other corporation, nor the sale or transfer by the Corporation of all or any part of its assets, will be deemed to be a liquidation, dissolution or winding up of the Corporation under this paragraph (c).

               (d) Optional Redemption. The Corporation may at any time redeem all or any portion of the Preferred Stock then outstanding, provided that any such redemption is made ratably among the holders of the Preferred Stock based upon the number of shares of Preferred Stock held by each such holder.
For any such redemption, the Corporation shall pay a price per share of Preferred Stock equal to the Liquidation Value.

                                   ARTICLE 5

     Except as may otherwise be provided by the Board of Directors of the Corporation, no preemptive rights shall exist with respect to shares of capital stock or securities convertible into shares of capital stock of the Corporation.




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                                   ARTICLE 6

          The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

               (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

               (b) The directors shall have concurrent power with the shareholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

               (c) The number of directors of the Corporation shall be fixed in accordance with the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

               (d) Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

               (e) A director shall have no liability to the Corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating Section 23B.08.310 of the Act, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of the directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

               (f) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Act, these Amended and Restated Articles of Incorporation, and any Bylaws adopted by the shareholders; provided, however, that no Bylaws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.






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                                   ARTICLE 7

          At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

                                   ARTICLE 8

          The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an officer or employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually or reasonably incurred by such person in respect thereof, provided, however, that the Corporation shall not be obligated to indemnify any such person: (i) with respect to proceedings, claims or actions initiated or brought voluntarily without the authorization or consent of the Corporation by such person and not by way of defense; or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right of indemnification provided by law, agreement or otherwise.

                                   ARTICLE 9

          No amendment to or repeal of Articles 6(e) or 8 of this Amended and Restated Articles of Incorporation shall apply to or have any effect on the rights of any individual referred to in Articles 6(e) or 8 for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.


                                   ARTICLE 10

          Meetings of shareholders may be held within or without the State of Washington, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Washington at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Any action to be taken by the directors or shareholders of the Corporation may be taken by written consent.







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                                   ARTICLE 11

          The Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the Board of Directors, at any regular meeting of the shareholders or the Board of Directors, or at any special meeting of the shareholders or the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting.

                                   ARTICLE 12

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, so long as the Sellers hold shares of Preferred Stock, the Corporation and the shareholders shall not, without the written consent of a majority of the Sellers holding such shares, amend, restate, or otherwise modify the terms and conditions of Section 4.2 hereto if such amendment, restatement or modification affects the rights, privileges, preferences and restrictions of the holders of Preferred Stock.







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          This Certificate has been duly adopted in accordance with the provisions of the Act.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by the undersigned duly authorized officer of the Corporation on this 21 day of February, 1997.

                                          SKI LIFTS, INC.



                                          By: /s/ David R. Moffett
                                             ---------------------------
                                          Name:  David R. Moffett
                                               -------------------------
                                          Title:  President
                                                ------------------------





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